EXHIBIT 3

                                                          Joint Filing Agreement

                             Joint Filing Agreement
                           Dated as September 19, 2003

     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing by Ping-Wen Huang and Universal Securities Corp. on behalf of each of them of a statement on
Schedule 13D (including amendments thereto) with respect to shares of Common Stock, $0.001 par value per share, of Cirmaker Technology Corporation, and that this Agreement be included as an Exhibit to such joint filing.

     Each of the undersigned, hereby appoints Ping-Wen Huang as his/its attorney-in-fact to sign in his/its name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, the
Schedule 13D that this Joint Filing Agreement is an exhibit to and any and all amendments to such Schedule 13D.

     This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this agreement is legal, valid and binding for all purposes.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first above written.


                                         /s/ Ping Wen Huang
                                         ------------------------------
                                         Ping-Wen Huang


                                         UNIVERSAL SECURITIES CORP.


                                         By: /s/ Ping Wen Huang
                                            ---------------------------
                                             Ping-Wen Huang
                                             President